Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT, made as of March 22, 2010, is by and between Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation (the “Company”), and Charles H. Abdalian, Jr. (the “Employee”). All references to the Company include all affiliated or subsidiary entities including, without limitation, a Buyer in a Change of Control (each as defined below).

Whereas, the Company wants to provide to the Employee assurances of continued employment in the event of a Change of Control (as defined below); and

Whereas, the Employee is a member of senior management of the Company.

Now, therefore, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which consideration are hereby acknowledged, the parties agree as follows:

1.	Severance Payments

(a) From and after the consummation of a Change of Control and subject to the other provisions of this Section 1, the Company shall pay to the Employee an amount equal to the Employee’s then-current base salary for a period of one year (the “Severance Payment”) if (X) the Employee is employed by the Company immediately prior to the consummation of a Change of Control and (Y) (i) upon consummation of such Change of Control the Employee is not hired by the Buyer or retained by the Company on substantially similar terms of employment as those enjoyed by the Employee immediately prior to the consummation of such Change of Control, (ii) the Employee’s employment with the Company or the Buyer, as applicable, is terminated without Cause (as defined below) at any time prior to the first anniversary of the consummation of such Change of Control, or (iii) the Employee resigns with Good Reason (as defined below) from employment with the Company or the Buyer, as applicable, at any time prior to the first anniversary of the consummation of such Change of Control. The Severance Payment shall be made in one lump sum upon the effective date of the termination of such Employee’s employment with the Company or the Buyer, as the case may be.

(b) Notwithstanding anything else to the contrary herein, if upon termination, the Employee is a “specified employee” (within the meaning attributed thereto by Section 409A of the Code and the regulations thereunder) of Company, and if the payments would be subject to excise tax under Code Section 409A because such payments are made within the 6-month period commencing upon the Employee’s effective date of termination, then such payments shall be delayed for 6 months following such termination.

2.	Non-Competition Agreement

(a) In consideration for entering into this Agreement and the promises set forth herein, the Employee agrees that, for a period of one (1) year after the termination of employment, whether in connection with a Change of Control or otherwise, the Employee will not, without the Company’s prior written approval, directly or indirectly:

(i) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company. For purposes of this Agreement, a prospective client, customer or account is any individual or entity whose business is solicited by the Company, proposed to be solicited by the Company, or who approaches the Company, with respect to possibly becoming a client, customer, or account during the Employee’s employment relationship; or

(ii) engage (whether for compensation or without compensation) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, or in any other capacity whatsoever (otherwise than as the holder of not more than 1% of the total outstanding stock of a publicly-held company), in any business activity which competes with the business of the Company, including, without limitation, the licensing, sale, distribution, development or research of radiotherapeutics and molecular imaging pharmaceuticals related to diagnostic imaging of the human cardio-vascular system or carcinogenic tumors; or

(iii) hire any employee or consultant of the Company or recruit, solicit or knowingly induce, or attempt to induce, any employee or consultant of the Company to terminate his employment or consulting relationship with, or otherwise cease his relationship with, the Company.

(b) If any restriction set forth in this Section 2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas to which it may be enforceable.

(c) The Employee acknowledges and agrees that the restrictions contained in this Section 2 are reasonable in scope, duration and geographic area, are necessary for the protection of the business and goodwill of the Company, and provide a substantial inducement to a Buyer in order to consummate a Change of Control. The Employee agrees that any breach of this Section 2 will cause the Company substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company will have the right to seek specific performance and injunctive relief.

3.	Rights to Employment

Nothing contained herein shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment of the Employee.

4.	Notices

All notices under this Agreement must be in writing and must be delivered by hand or mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties as follows:

If to the Company:	101 Rogers Street,
Cambridge, MA 02142
Attn: General Counsel

If to the Employee:	To the address set forth below the signature of the Employee;

or to such other address as is specified in a notice complying with this Section 4. Any such notice is deemed given on the date delivered by hand or three days after the date of mailing.

5.	Definitions

5.1 “Buyer” shall mean the Person or Persons acting as a group who has acquired ownership of the stock or assets of the Company pursuant to a transaction described in clauses (i) or (ii) of a Change of Control.

5.2 “Cause” shall mean a vote of the Board of Directors of the Company resolving that the Employee should be dismissed as a result of (i) the commission of any act constituting financial dishonesty against the Company (which act would be chargeable as a crime under applicable law); (ii) engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by the Board, would materially adversely affect the business or the reputation of the Company with its customers, suppliers, lenders and/or other third parties with whom the Company does business; (iii) the repeated failure to follow the written directives of the Board, which failure has not been corrected within 30 days after written notice from the Board, or (iv) any material misconduct, violation of the Company’s written policies, or willful and deliberate non-performance of duty in connection with the business affairs of the Company, after written warning of such violation from the Board.

5.3 “Change of Control” shall mean the occurrence of any one of the following events:

(i) the date on which (1) any one Person, or more than one Person acting as a group, other than Excluded Persons, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company; provided, however, that if any one Person or more than one Person acting as a group is already considered to own more than thirty-five percent (35%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same Person or Persons is not considered to cause a Change of Control; or (2) a majority of the members of the Company’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election; or

(ii) the date on which any one Person, or more than one Person acting as a group, other than Excluded Persons, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total Gross Fair Market Value equal to more than sixty percent (60%) of the total Gross Fair Market Value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an Excluded Transaction.

5.4 “Excluded Persons” shall mean (a) the Company or any of its affiliates, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company.

5.5 “Excluded Transaction” shall mean any transaction in which assets are transferred to: (a) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (b) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (c) a Person, or more than one Person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (d) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in clause (c) (determined after the asset transfer).

5.6 “Good Reason” shall mean that the Employee has resigned within 30 days after the occurrence of one or more of the following events: (i) a material diminution in the Employee’s annual base salary other than reduction approved by the Employee, (ii) a material diminution of the Employee’s job responsibilities when compared to the Employee’s responsibilities as of the date hereof, or (ii) the relocation of the Employee’s principal office location to a facility or location that is more than 50 miles away from the Employee’s principal office location as of the consummation of the Change of Control, which relocation is not approved by the Employee.

5.7 “Gross Fair Market Value” shall mean the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associated with such assets.

5.8 “Person” has the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as modified and used in Sections 13(d) and 14(d) thereof.

6.	Miscellaneous

6.1 Withholding. The Company may withhold from any distribution under this Agreement all federal, state, city and other taxes as shall be legally required.

6.2 Modification. This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

6.3 Successors and Assigns. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any Buyer with which or into which the Company may be merged or which may succeed to the Company’s assets or business, although the obligations of the Employee are personal and may be performed only by him. Upon any assignment by the Company of this Agreement, all references to Company herein shall be deemed to be references to such assignee.

6.4 Captions. Captions have been inserted in this Agreement solely for convenience of reference, and in no way define, limit or affect the scope or substance of any provision of this Agreement.

6.5 Severability. The provisions of this Agreement are severable, and invalidity of any provision does not affect the validity of any other provision. In the event that any court of competent jurisdiction determines that any provision of this Agreement or the application thereof is unenforceable because of its duration or scope, the parties agree that the court in making such determination will have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form is valid and enforceable to the full extent permitted by law.

6.6 Governing Law. This Agreement is to be construed under and governed by the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties have executed this Change of Control Agreement as of the date and year first above written.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.:

By:	/s/ Daniel L. Peters
Name:	Daniel L. Peters
Title:	President and Chief Executive Officer

EMPLOYEE:

/s/ Charles H. Abdalian, Jr.
Charles H. Abdalian, Jr.

Address:	62 Vaughn Hill Road

Bolton, MA 01740